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                                                                   EXHIBIT 10.69


                              EMPLOYMENT AGREEMENT

This agreement made as of the 20th day of May, 1997 (the effective date), by and between Code Alarm, Inc. a Michigan corporation, (hereinafter referred to as the "Company") and Craig S. Camalo residing Ann Arbor, Michigan. (hereinafter referred to the Executive);

                                   WITNESSETH

WHEREAS, the Executive and the company desire to enter into an agreement concerning the terms and conditions of the Executive's employment by the company for a specified term.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the company and the Executive agree as follows:

1. EMPLOYMENT TERM

The company hereby employs the Executive to perform executive services for the company as hereinafter provided and the Executive hereby accepts such employment and agrees to render such services to the Company on terms and conditions set forth in this agreement for an employment term commencing the effective date of this agreement and terminating on May 31, 2001, or in accordance with the provisions of paragraph 7 hereof, unless earlier terminated pursuant to paragraph 6 of this agreement. If the Company does not give written notice to the Executive prior to May 31, 1999 that his employment will not be continued after May 31, 2001, then the term of his employment hereunder shall be extended for an additional 12 months to May 31, 2002, and shall annually be extended for additional consecutive 12 month period unless the Company shall have given written notice to the Executive at least 24 months prior to the expiration of the then current term of his employment.

2. DUTIES DURING THE EMPLOYMENT TERM

Executive's position with the Company during the Employment Term shall be as Vice President Finance and Chief Financial Officer. Executive shall have general and active management of all of the Finance, Information Technology, and Administrative affairs for the Company and shall see that all orders of the CEO and the Board of Directors of the Company are carried into effect. Executive will also fulfill such other reasonable and proper management duties as may be assigned to him by the CEO of the Company. During the Employment Term the Executive shall devote his best efforts, including his full business time, to affairs of the Company. Executive shall not, without prior written consent, engage in any other business activity except for personal investments in a passive capacity.





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3. COMPENSATION AND BENEFITS.

During the Employment Term the Executive will be paid a salary of not less than $100,000 per year, payable in 26 installments per year. The Company will also pay the executive an annual incentive bonus in addition to his salary equal to 1% of the first $1M of operating income, and 2% of all additional operating income as reported in the Company's annual report. The Company may allow the Executive to draw up to 75% of the accrued bonus not more often than quarterly within 45 days after the end of each quarter upon the release of the Company's form 10Q indicating the operating income achieved cumulative through that quarter. The Executive will also receive, or be entitled to, at least the same benefits, perquisites and vacation he now receives, including company car and expenses. The Executive will also be entitled to receive a bonus based on the increase in Company's Shareholder value. The first time only, after the effective date of this agreement, that the common stock price of Code Alarm, Inc. exceeds $10 and remains at or above $10 for 30 consecutive days, and for each additional $10 incremental increase in the stock price which remains at or above that level for 30 consecutive days, the Company will pay the Executive a bonus equal to the annual base salary of the Executive prevailing at that time. The bonus will be payable in 3 equal installments, the first immediately when it is earned, the 2nd after 12 months, and the 3rd after an additional 12 months. If the Executive shall not be employed by the Company, for any reason at the time that any bonus installment is due, the remaining installments will be forfeited by the Executive.

4. EXPENSES

During the Employment Term, the Executive shall be entitled to reimbursement of all reasonable expenses incurred in connection with the business of the Company.

5. DISABILITY

In the event of disability of the Executive, the Company may elect, by giving written notice, to terminate the Employment Term. "Disability" shall be as defined by the Social Security Administration.

6. TERMINATION FOR CAUSE

At any time during the Employment Term, the Company shall have the right to terminate the Executive for cause with 10 days prior written notice. Cause shall mean any conduct by the Executive which (1) constitutes a felony, fraud or gross malfeasance on the part of the Executive (ii) results in a material breach of the Executive's obligations under this agreement (iii) results in willful neglect of the Executive's duties hereunder.

7. TERMINATION WITHOUT CAUSE





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The Employment Term of this agreement may be terminated without cause by (a)
the death of the Executive or (b) disability of the Executive as provided in paragraph 5 hereof.

8. SEVERANCE

If the Company terminates Executive, Executive shall be entitled to continuation of all salary and benefits, including company car and expenses for 18 months, and recovery of all legal fees and expenses if Executive succeeds in litigation with the Company for any issue related to the termination.

9. COMPETITION

During, the Employment Term and for a period of six (6) months following the termination of this agreement, the Executive will not, without prior written consent from the company, engage in any business which is in direct or indirect competition with the Company as a consultant, employee, director, partner, or any other capacity. A breach of this commitment by the Executive shall result in immediate termination of any and all future obligations under this agreement by the Company.

During, the Employment Term and for a period of six (6) months following the termination of this agreement, the Executive will not, without prior written consent from the Company, divulge to others customer lists, business methods, samples, patterns, engineering designs, artwork, plans, inventions, distribution or dealer information, or any other confidential information of the Company, solicit or accept any accounts of the Company, or induce employees of the Company to accept employment elsewhere.

Executive acknowledges and agrees that by virtue of his position with the Company he will have intimate knowledge of the activities and affairs of the Company, including trade secrets and other confidential information. As a result, and also because of the unique and extraordinary services the Executive is capable of performing for the Company, or it's competitors, the Executive recognizes that the services to be rendered are of a special character and have a peculiar value which cannot be adequately compensated by damages alone. Executive therefore agrees that if he renders services to a competitor of the Company, the Company shall be entitled to immediate injunctive relief to restrain the Executive from rendering his services to any competitor of the Company in addition to any other remedies which the Company may be entitled by law.

Executive will not remove or retain, or make copies of any figures, calculations letters, papers or information relating to business of the Company or its affiliates. The Company shall be the sole and exclusive owner of all of the ideas and suggestions made by the Executive to the Company during the course of his employment, whether or not they are subject to patent or trademark protection, and all materials which relate to the business which are confidential.

10. BINDING AGREEMENT; ASSIGNMENT





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This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, legatees, devises, legal representatives, successors and assigns. Neither this agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other except that the Company may assign this agreement to any business entity succeeding to substantially all of the business or the assets of the Company.

Options granted Executive March 27, 1997 (20,000 Options) will immediately vest 100% if there is a substantial change in ownership or control in the Company, merger, combination, after completion of Pegasus/GECC refinancing, or Executive is terminated for any reason.

11. VALIDITY

In the event that any provision of this agreement is held invalid or unenforceable, the same shall not affect in any respect whatsoever the validity of the remainder of this agreement.

12. ENTIRE AGREEMENT; AMENDMENT

This agreement constitutes the entire agreement, between the parties and supersedes all prior negotiations and agreements. There are no representations, promises, terms, conditions, warranties, understandings, commitments between the parties other than those expressly set forth herein. This agreement cannot be modified except in writing executed by both parties.

13. WAIVER

Neither a waiver by either party hereto of a breach or a default under any provision of this agreement, nor the failure of either party to enforce any provision or exercise any right remedy or privilege hereunder shall be construed as a waiver of any such provision hereunder.

14. LIMITATIONS ON BENEFITS OF THIS AGREEMENT

It is the explicit intention of the parties hereto that no person or entity other than the parties hereto shall be entitled to bring any action to enforce any provision of this agreement except either party hereto and that this agreement shall be solely for the benefit of the parties hereto.

15. NOTICES

Any notice must be in writing and delivered by first-class or certified mail to the party's address listed below or any such new address as may be specified by written notice.





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The Company:                    The Executive:

Code Alarm, Inc.                  3584 Creekside Drive
950 East Whitcomb                 Ann Arbor, MI  48105
Madison Heights, MI 48071

16. GOVERNING LAW

This agreement, the rights and obligations hereunder, and any claims or disputes relating thereto, shall be governed by and construed under the laws of the State of Michigan.

17. COUNTERPARTS

This agreement may be executed in two or more counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this agreement to be duly executed on its behalf and the Executive has duly executed this agreement as of the date first written above.

CODE ALARM, INC.                /s/ Craig S. Camalo
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By: /s/ Rand Mueller
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Its: President
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